EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-87248, 333-80537 and 333-88183) pertaining to Dave & Buster’s Inc. 1995 Stock Option Plan and Employee 401(k) Savings Plan of our report dated March 31, 2004 with respect to the consolidated financial statements of Dave & Buster’s, Inc. included in this Annual Report (Form 10-K) for the year ended February 1, 2004.

Ernst & Young LLP

Dallas, Texas
April 14, 2004